Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

September 20, 2007

Georgia Gulf Appoints New Director

Georgia Gulf Corporation (GGC: NYSE) today announced that Wayne Sales has been appointed to its Board of Directors, effective September 17, 2007.  In addition to being appointed to the Board, Mr. Sales has also been appointed to Georgia Gulf’s Compensation Committee, as well as its Nomination and Governance Committee.  Mr. Sales will stand for election at Georgia Gulf’s next Annual Meeting of Shareholders, which is currently scheduled for May 2008.

Mr. Sales began his career in the retail sector with Kmart during his high school years.  He rose to Kmart’s executive ranks before joining Canadian Tire Corporation, Limited as Senior Vice President of Marketing in 1991. He assumed the position of President and CEO of Canadian Tire Corporation in 2000, and became Vice Chairman in 2006.  He retired from Canadian Tire effective June 30, 2007.  Canadian Tire operates a growing Canadian-based network of interrelated businesses engaged in retail, financial services and petroleum.

During Mr. Sales’ tenure as President and CEO of Canadian Tire, sales increased from $C7 billion to $C9 billion.  His bold strategies for revitalization of Canadian Tire have been recognized with several industry awards, including Distinguished Retailer of the Year in 2004 by the Retail Council of Canada, and CEO of the year by Canadian Business Magazine in 2005.

“Wayne brings Georgia Gulf a wealth of knowledge in the areas of strategic marketing, finance and supply chain management, as well as valuable experience with acquisition integration and expansion,” commented Ed Schmitt, Georgia Gulf’s Chairman, President and CEO.  “He has a history of successfully leading corporate transformation, through strategic planning and structuring to rapidly meet goals,” added Mr. Schmitt, noting that Mr. Sales’ “perspectives will be useful to the Board, as Georgia Gulf continues to transform itself into a unique, vertically integrated vinyl building and home improvement products manufacturer.”

Mr. Sales serves on the Boards of SUPERVALU Inc. and Tim Hortons, Inc.

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.  The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings.  Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities, uncertainties regarding asset sales, synergies, operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2006.

CONTACT:

Mark Badger
Georgia Gulf Corporation
Corporate Communications
905-264-0701/770-395-4524

Angie Tickle
Georgia Gulf Corporation
Investor Relations
770-395-4520